                                                                                                                                                                                                                                                                                             Exhibit 10.1

Agreement and General Release

THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and among Markland Technologies, Inc. (“Markland” or “Markland Technologies”), Asset Growth Company, Inc. (“Asset Growth”) and Kenneth P. Ducey, Jr., a natural person residing in Ridgefield, Connecticut and his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Mr. Ducey").

WHEREAS, Mr. Ducey was previously engaged as the President of Markland, and

WHEREAS, Mr. Ducey is also on the board of directors of Markland Technologies; and

WHEREAS, Asset Growth was previously engaged as a consultant to the Company with Mr. Ducey as its representative; and

WHEREAS, Markland Technologies, Inc. has initiated legal action against Mr. Ducey related to his engagement with Markland and his engagement as the representative of Asset Growth Company to Markland; and

WHEREAS, the parties wish to resolve all disputes, known and unknown, which have occurred up to the date of this agreement.

NOW therefore for good and valuable consideration, the parties agree as follows:

1.

Resignation as Director.  Mr. Ducey will, concurrently with the execution of this agreement, resign as a director of Markland.

2.

Consideration.  In consideration for signing this Agreement and General Release and complying with the promises made herein, the parties agree as follows:

(a)

Markand shall pay to Asset Growth the sum of $100,000.  Such payment is to be made concurrently with the execution of this agreement.

(b)

Mr. Ducey shall be entitled to retain all office furniture and equipment provided to him pursuant to his employment with Markland.  Not less than five days after the execution of this agreement, Mr. Ducey shall provide to Markland an itemized description of the retained property.

(c)

Within two business days of the execution of this agreement, Mr. Ducey and Asset Growth shall remit to Markland certificates representing 6,555,088 shares of Markland’s common stock, $.0001 par value per share, issued to Mr. Ducey and Asset Growth in connection with their engagement by Markland.  Such shares shall be sent to the Company at 8 Faneuil Hall, 3rd Floor, Boston, MA 02109.

3.

Return of Property and Confidential Information.  Mr. Ducey and Asset Growth agree that they have returned all Confidential Information to Markland as well as all property belonging to Markland excepting that property described in Section 2(b).  To the extent that a computer is retained by Mr. Ducey pursuant to Section 2(b), Mr. Ducey certifies that any and all confidential or proprietary information belonging to Markland has been removed from the computer and destroyed.

4.

General Release of Claims. Mr. Ducey, for himself and his heirs, executors, beneficiaries, successors, assignees, immediate family members, and any other person or entity who could now or hereafter assert a claim in her name or on his behalf, and Asset Growth, its subsidiaries, officers, directors, members, partners, owners, shareholders, employees, former employees, agents, servants, attorneys, assigns, affiliates, independent contractors, volunteers, predecessors, successors, parent companies and organizations and insurers knowingly and voluntarily release and forever discharge, to the extent permitted by law,  Markland, its affiliates, subsidiaries, divisions, insurers, successors and assigns and their current and former employees, officers, directors and agents thereof, individually and in their corporate capacities (collectively referred to throughout the remainder of this Agreement as "Released Parties"), of and from any and all debts, demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, agreements and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, known and unknown, asserted or unasserted, that Mr. Ducey and/or Asset Growth has or may have against Released Parties from the beginning of the world to the date of execution of this Agreement.

Markland, along with its affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns and their current and former employees, officers, directors and agents thereof, individually and in their corporate capacities hereby release Mr. Ducey and Asset Growth from any and all debts, demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, agreements and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, known and unknown, asserted or unasserted, that Markland has or may have against Mr. Ducey and/or Asset Growth from the beginning of the world to the date of execution of this Agreement.  Markland specifically agrees that, concurrently with the execution of this agreement, it shall withdraw with prejudice that certain complaint styled Markland Technologies, Inc. v. Kenneth P. Ducey, Jr., currently pending in the Superior Court for Danbury, Connecticut and, concurrently with the execution of this agreement, will provide to Mr. Ducey a letter confirming the substance of Section 12 of this Agreement.

5.

Indemnification.  Markland shall defend, hold harmless and indemnify Mr.

Ducey and Asset Growth from and against all claims, actions, damages, liabilities or losses, whether joint or several, to which Mr. Ducey or Asset Growth may become subject which arise out of or are based upon actions taken within the scope of their engagement with Markland, as set forth in their respective employment agreement or strategic operations contractor agreement attached hereto as Exhibits A and B or for the benefit of Markland or in Mr. Ducey’s role as a director of Markland Technologies, provided that such indemnification shall not encompass any intentional wrongdoing.

6.

Affirmations.  Mr. Ducey and Asset Growth individually and jointly affirm that they have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against Released Parties in any forum or form.  Mr. Ducey and Asset Growth also individually and jointly affirm that they have withdrawn the Sarbanes-Complaint filed with the United States Department of Labor.  Mr. Ducey and Asset Growth further affirm they have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which they may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to them, except as provided in this Agreement.  Ducey and Asset Growth individually and jointly affirm that they have no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or related state or local leave or disability laws.

7.

Confidentiality.  The parties agree to keep confidential and not disclose any of the terms, conditions, amounts or any other details of this Agreement to any person, provided that any party may make disclosure (1) to their attorneys consulted by such party to understand the interpretation, application, or legal effect of this Agreement, (2) as required by law or regulation of any governmental authority, or to the extent necessary to verify to tax authorities the nature of the payments made hereunder, (3) to the extent necessary to enforce this Agreement by legal action, (4) in connection with a court order, subpoena or other legal process.

Notwithstanding this provision, the parties may disclose to third parties that the Agreement is confidential and cannot be discussed

8.

Public Disclosure of Resignations.  In response to any questions on Mr. Ducey’s resignation as a director, the parties shall state that Mr. Ducey resigned for personal reasons.  In response to questions on Mr. Ducey’s departure as an employee, the parties shall state that Mr. Ducey has decided to leave to pursue other opportunities and they wish each other continued success.

9.

Nondisparagement.  The parties further agree that they will not disparage each other.

10.

Governing Law and Interpretation.  This Agreement shall be governed by and conform with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision.  In the event any party breaches any provision of this Agreement, the parties affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  In the event that any such action is instituted the exclusive forum for such suit shall be the state courts for Suffolk County, Massachusetts or the federal courts having geographical jurisdiction over Suffolk County, Massachusetts.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  No provision shall be construed against one party on the basis of which party drafted the language in the Agreement.

11.

No Admission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime, for any purpose, as an admission by either party of any liability or unlawful conduct of any kind.

12.

No Allegations of Wrongdoing.  The parties agree that no party to this Agreement alleges any wrongdoing by any other party to this Agreement in connection with the engagement of Mr. Ducey and Asset Growth by Markland, or in connection with the termination of Mr. Ducey’s and Asset Growth’s engagement with Markland.  To the extent that any party has previously made such allegation of wrongdoing, they do hereby withdraw and rescind such previous allegations, whether made publicly or privately, relating to any previous alleged misconduct of the other party.

13.

Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

14.

Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

15.

Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Mr. Ducey and Asset Growth acknowledge that they have not relied on any representations, promises, or agreements of any kind made to them in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.  FURTHER, THE PARTIES AGREE THAT THIS AGREEMENT AND ANY EXHIBITS HERETO ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, WHICH SUPERSEDES ALL PROPOSALS OR ALL PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

[SIGNATURE PAGE TO FOLLOW]

MARKLAND TECHNOLOGIES

Date:  June 30, 2005                                                                By:    /s/ Robert Tarini

                                                                                            Robert Tarini, CEO/Director,

                                                                                            Duly Authorized to Sign on

                                                                                            Behalf of Markland

                                                                                            Technologies

Date:    June 27, 2005                                                                /s/ Kenneth P. Ducey, Jr.

                                                                                                    Kenneth P. Ducey, Jr.

ASSET GROWTH COMPANY

Date  June 27, 2005

By: /s/ Kenneth P. Ducey, Jr.

      Kenneth P. Ducey, Jr.